Filed Pursuant to Rule 424(b)(3)

Registration Statement File No. 333-170800

URANIUM ENERGY CORP.

12,166,972 Shares of Common Stock

This prospectus relates to the resale of up to 12,166,972 shares of common stock of Uranium Energy Corp. (the "Company") that may be offered and sold, from time to time, by the selling securityholders identified in this prospectus. These shares consist of:

  up to 8,111,313 shares of common stock issued by the Company in a private placement that closed on October 26, 2010; and

  up to 4,055,659 shares of common stock issuable upon the exercise of common stock purchase warrants which were issued by the Company in its private placement that closed on October 26, 2010.

These transactions are described in this prospectus under "Selling Securityholders."

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling securityholders.  We will not receive any of the proceeds from the sale of those shares.

Our common stock is traded on the NYSE Amex Equities Exchange under the symbol "UEC."  On November 19, 2010, the last reported sales price for our common stock on the NYSE Amex Equities Exchange was $6.04 per share.

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See "Risk Factors" beginning on page 4 of this prospectus for factors you should consider before buying shares of our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2010.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
OFFERING SUMMARY	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
SELLING SECURITYHOLDERS	11
PLAN OF DISTRIBUTION	16
DESCRIPTION OF SECURITIES TO BE REGISTERED	18
INTERESTS OF NAMED EXPERTS AND COUNSEL	19
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

You should rely only on the information contained in or incorporated by reference into this prospectus and any related prospectus supplement. We have not authorized anyone to give you information different from that contained in this prospectus, any related prospectus supplement or such incorporated documents. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under "Incorporation of Certain Information by Reference."

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, "we", "us", "our", "UEC" or "our company" refers to Uranium Energy Corp. and all of its subsidiaries and affiliated companies. References to the "SEC" refer to the U.S. Securities and Exchange Commission.

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OFFERING SUMMARY
The Issuer:	Uranium Energy Corp. Address: 500 North Shoreline, Suite 800N, Corpus Christi, Texas 78471 Telephone: 361-888-8235

The Selling Securityholders:

The selling securityholders (each a "Selling Securityholder") include: (a) the holders of the common stock and common stock purchase warrants which we offered and sold pursuant to our private placement of units that closed on October 26, 2010. The Selling Securityholders are named in this prospectus under "Selling Securityholders".

Shares Offered by the Selling Securityholders:

The Selling Securityholders are offering up to an aggregate of 12,166,972 shares of our common stock comprised of:

  up to 8,111,313 shares of common stock; and

  up to 4,055,659 shares of common stock issuable upon the exercise of common stock purchase warrants.

Offering Price:

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on the NYSE Amex Equities Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Use of Proceeds:

We will not receive any of the proceeds from the sale of shares by the Selling Securityholders. However, some of the shares that may be offered for sale by certain Selling Securityholders under this prospectus are issuable upon exercise of warrants. If all of these warrants are exercised, which cannot be assured, we will receive total proceeds of $16,019,853. The proceeds, if any, would be used to support in situ recovery (ISR) growth initiatives, including the potential acquisition of new ISR uranium interests, and for general corporate purposes. We will, however, incur all costs associated with this registration statement and prospectus.

Market for our Common Stock:

Our common stock is listed for trading on the NYSE Amex Equities Exchange under the symbol "UEC". On November 19, 2010 the high and low prices for one share of our common stock on the NYSE Amex were $6.13 and $5.58, respectively; the closing price for one share of our common stock on the NYSE Amex on that date was $6.04.

Outstanding Shares of Common Stock:

There were 69,483,237 shares of common stock outstanding as of November 19, 2010. If all of the shares offered hereby which are issuable upon exercise of warrants are issued, then there would be 73,538,896 shares of our common stock issued and outstanding.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our mineral properties.

We will need to raise additional financing to complete further exploration of our mineral properties. Furthermore, if the costs of our planned exploration programs are greater than anticipated, we may have to seek additional funds through public or private share offerings or arrangements with corporate partners. There can be no assurance that we will be successful in our efforts to raise the required funds, or on terms satisfactory to us. The continued exploration of our mineral properties and the development of our business will depend upon our ability to establish the commercial viability of our mineral properties and to ultimately develop cash flow from operations and reach profitable operations. We currently are in the exploration stage and we have no revenue from operations and we are experiencing significant negative cash flow. Accordingly, the only other sources of funds presently available to us are through the sale of equity. We presently believe that debt financing will not be an alternative to us as all of our properties are in the exploration stage. Alternatively, we may finance our business by offering an interest in our mineral properties to be earned by another party or parties carrying out further exploration thereof or to obtain project or operating financing from financial institutions, neither of which is presently intended. Our future cash flows and the availability of financing will be subject to a number of variables, including the market price of uranium. We may not be able to obtain additional financing on favorable terms, if at all. If we are unable to obtain this additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of our mineral properties.

As our mineral properties do not contain any reserves or any known body of economic mineralization, we may not discover commercially exploitable quantities of ore on our mineral properties that would enable us to enter into commercial production, achieve revenues and recover the money we spend on exploration.

Our properties do not contain reserves in accordance with the definitions adopted by the SEC and there is no assurance that any exploration programs that we carry out will establish reserves. All of our mineral properties are in the exploration stage as opposed to the development stage and have no known body of economic mineralization. The known mineralization at these projects has not yet been determined to be economic ore, and may never be determined to be economic. We plan to conduct further exploration activities on our mineral properties, which future exploration may include the completion of feasibility studies necessary to evaluate whether a commercial mineable orebody exists on any of our mineral properties. There is a substantial risk that these exploration activities will not result in discoveries of commercially recoverable quantities of ore. Any determination that our properties contain commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economic. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that our mineral properties can be commercially developed.

Our exploration activities on our mineral properties may not be successful, which could lead us to abandon our plans to develop the property and its investments in exploration.

We are an exploration stage company and have not as yet established any reserves on our properties. Our long-term success depends on our ability to establish commercially recoverable quantities of ore on our mineral properties that can then be developed into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of uranium exploration is determined in part by the following factors:

  identification of potential uranium mineralization based on superficial analysis;

  availability of government-granted exploration permits;

  the quality of management and geological and technical expertise; and

  the capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be established or determined to be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover any mineralized material in sufficient quantities on any of our properties to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of ore on our mineral properties.

We have a history of operating losses and there can be no assurances we will be profitable in the future.

We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the exploration stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses totalling $68,382,133 from May 16, 2003 (inception) to July 31, 2010. We incurred net losses totalling $14,478,669 in the year ended July 31, 2010, $13,503,576 in the year ended July 31, 2009 and $19,236,124 in the year ended July 31, 2008. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that: (i) the costs to acquire additional uranium exploration claims are more than we currently anticipate; (ii) exploration costs for additional claims increase beyond our expectations; or (iii) we encounter greater costs associated with general and administrative expenses or offering costs.

Our participation in an increasingly larger number of uranium minerals exploration prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically discover uranium prospects. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

We are a new entrant into the uranium mineral exploration industry with a limited and unprofitable operating history.

Since our inception on May 16, 2003, our activities have been limited to organizational efforts, obtaining working capital and acquiring and exploring a very limited number of properties. As a result, there is limited historical financial and operating information available upon which to evaluate our future performance.

The business of minerals exploration is subject to many risks and uncertainties, including those described in this section, and if uranium is found in economic quantities, the profitability of future uranium mining ventures depends upon factors beyond our control. The profitability of mining uranium properties if economic quantities of uranium are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) geological problems; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labor disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations.

The risks associated with exploration and, if applicable, mining could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.

We are not currently engaged in mining operations because we are in the exploration phase and have not yet any proved uranium reserves. The Company's exploration activities are subject to the risks normally inherent in the industry, including, but not limited, to environmental hazards, flooding, fire, periodic or seasonal hazardous climate and weather conditions, unexpected rock formation, industrial accidents and metallurgical and other processing problems. These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties; personal injury; environmental damage; delays in mining; increased production costs; monetary losses; and possible legal liability. The Company may become subject to liability which it cannot insure or against which it may elect not to insure due to high premium costs or other reasons. Where considered practical to do so the Company maintains insurance against risks in the operation of its business in amounts which the Company believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. The Company cannot provide any assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. In some cases, coverage is not available or considered too expensive relative to the perceived risk.

The uranium exploration industry is highly competitive and there is no assurance that we will be successful in acquiring mineral exploration properties or leases.

The uranium exploration industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive uranium properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low uranium market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to explore them in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects.

If we are successful in acquiring additional properties, some or all of the properties may not produce positive results of exploration, or we may not complete exploration of such prospects within specified time periods which may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, market fluctuations in commodity pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of uranium and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Uranium mining operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our business operations.

If economic quantities of uranium are found on any lease owned by us in sufficient quantities to warrant uranium mining operations, such mining operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Uranium mining operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus resulting in an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date, we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

Uranium minerals exploration and development and mining activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuance of our operations.

Uranium minerals exploration and development and future potential uranium mining operations are or will be subject to stringent federal, state, provincial, and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago.

Future potential uranium mining operations and current exploration activities are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Uranium mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of operations and we expect these costs may increase in the future.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. However, we are not fully insured at the current date against possible environmental risks.

Any change in government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

We may be unable to retain key employees or consultants or recruit additional qualified personnel.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Amir Adnani, our President, Chief Executive Officer, Principal Executive Officer and a director, and Harry Anthony, our Chief Operating Officer and a director. Further, we do not have key man life insurance on any of these individuals. We may not have the financial resources to hire a replacement if any of our officers were to die. The loss of service of any of these employees could therefore significantly and adversely affect our operations.

Our officers and directors may be subject to conflicts of interest.

Some of our officers and directors serve only part time and may be subject to conflicts of interest. Each may devote part of his working time to other business endeavors, including consulting relationships with other corporate entities, and may have responsibilities to these other entities. Such conflicts may include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, some of our officers and directors may be subject to conflicts of interest.

Nevada law and our articles of incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to the Company or its stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to Our Common Stock

Sales of a substantial number of shares of our common stock into the public market by certain stockholders may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market by certain stockholders could cause a reduction in the market price of our common stock. As of November 19, 2010, we had 69,483,237 shares of common stock issued and outstanding, of which 20,128,607 shares were restricted securities as that term is defined in Rule 144 under the Securities Act. Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, restricted securities may be sold into the public market under certain conditions. Further, as of November 19, 2010, there were an aggregate of 8,882,375 stock options outstanding and an aggregate of 9,103,785 share purchase warrants outstanding.

The sale of a substantial number of shares into the public market of previously restricted shares, or upon exercise of stock options or warrants, could place downward pressure on the price of our common stock.

The trading price of our common stock on the NYSE Amex Equities exchange and previously on the OTC Bulletin Board has been and may continue to fluctuate significantly and stockholders may have difficulty reselling their shares.

Our common stock commenced trading on the NYSE Amex Equities exchange (formerly known as the American Stock Exchange) on September 28, 2007, and previously traded on the OTC Bulletin Board, and the trading price has fluctuated. In addition to volatility associated with securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) disappointing results from our discovery or development efforts; (ii) failure to meet our revenue or profit goals or operating budget; (iii) decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) technological innovations by competitors or in competing technologies; (vi) lack of funding generated for operations; (vii) investor perception of our industry or our prospects; and (viii) general economic trends.

In addition, stock markets have experienced price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

Additional issuances of equity securities may result in dilution to our existing stockholders. Our Articles of Incorporation authorize the issuance of 750,000,000 shares of common stock.

The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control.

Our common stock is classified as a "penny stock" under SEC rules which limits the market for our common stock.

Because the market price of the common stock has fluctuated and may trade at times at less than $5 per share, the common stock may be classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this registration statement that are not residents of the United States.

Timing, estimated amount, capital and operating expenditures and economic returns of future production are based on estimates which may differ from actual results.

There are no assurances if and when a particular mineral property of the Company can enter into production. The amounts of future production for all our projects, including Palangana, are based on the estimates prepared by or for the Company. The capital and operating costs to take the Company's projects into production may be significantly higher than anticipated. Capital and operating costs of production and economic returns are based on estimates prepared by or for the Company may differ significantly from their actual values. There can be no assurance that the Company's actual capital and operating costs will not be higher than currently anticipated.

In addition, the construction and development of mines and infrastructure are complex. Resources invested in construction and development may yield outcomes that may differ significantly from those anticipated by the Company.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to in this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The proceeds from the sale of the common stock covered by this prospectus will be received by the Selling Securityholders.  We will not receive any proceeds from the sale by any Selling Securityholder of the shares of common stock offered by this prospectus.

DETERMINATION OF OFFERING PRICE

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on the NYSE Amex Equities Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

SELLING SECURITYHOLDERS

The Selling Securityholders named in this prospectus are offering, from time to time, the 12,166,972 shares of common stock under this prospectus.

On October 26, 2010, we issued an aggregate of 8,111,313 units (the "Units") at a price of $3.40 per Unit to the Selling Securityholders listed below pursuant to a private placement (the "October 2010 Private Placement"). Each Unit consists of one share of common stock and one-half of one transferrable share purchase warrant. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $3.95 per share for a period of one year from the date of issuance. The common stock being registered pursuant to the registration statement of which this prospectus forms a part includes the 8,111,313 shares of common stock issued pursuant to the October 2010 Private Placement and the 4,055,659 shares of common stock issuable upon exercise of the warrants.

We agreed to file the registration statement of which this prospectus forms a part with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the Selling Securityholders of the shares issued and the shares issuable upon exercise of the warrants in the October 2010 Private Placement.

The October 2010 Private Placement was completed in reliance on Rule 506 of Regulation D of the Securities Act, with respect to investors in the United States, and in reliance on Rule 903 of Regulation S of the Securities Act, with respect to those investors who were not "U.S. Persons", within the meaning of Regulation S, and who were otherwise outside of the United States. Sales to United States investors pursuant to Rule 506 of Regulation D were limited to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D.

The following table sets forth information as of November 19, 2010 regarding the ownership of the shares of common stock to be sold by the Selling Securityholders. The number of shares indicated for each Selling Securityholder includes both the shares issued in the October 2010 Private Placement and the shares issuable to the Selling Securityholders upon exercise of the warrants.

Information with respect to "Number of shares owned prior to this offering" includes shares issuable upon exercise of warrants held by the Selling Securityholders and other shares held of record by the Selling Securityholders. The "Number of shares being offered" includes the shares acquired by the Selling Securityholders in the October 2010 Private Placement described above and the shares that are issuable upon exercise of the warrants acquired by the Selling Securityholders pursuant to that private placement. Information with respect to "Number of shares to be owned upon completion of this offering" assumes the sale of all of the shares being offered by this prospectus and no other purchases or sales of our common stock by the Selling Securityholders. Except as described below and to our knowledge, the named Selling Securityholders own and have sole voting and investment power over all shares or rights to these shares. To our knowledge, none of the Selling Securityholders is a registered broker-dealer or an affiliate thereof. Except for their ownership of common stock described below, none of the Selling Securityholders had or have any material relationship with us. The Selling Securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the common stock held by them since the date as of which information is presented below.

The applicable percentages of beneficial ownership are based on an aggregate of 69,483,237 shares of our common stock issued and outstanding on November 19, 2010, adjusted as may be required by rules promulgated by the SEC.

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Valiance Special Opportunities Co. Investment Fund Limited(5)	661,764	661,764	Nil	0
Ashdon Select Managers(6)	31,585(7)	20,625	10,960	Less than 1%
Chrysler LLC Master Retirement Trust (6)	269,529(8)	153,765	115,764	0
Westcliff Aggressive Growth, LP(6)	39,590(9)	19,005	20,585	Less than 1%
Westcliff Energy Partners, LP (6)	29,770(10)	19,035	10,735	Less than 1%

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
Westcliff Foundation(6)	5,230(11)	3,015	2,215	Less than 1%
Westcliff Fund, LP(6)	165,460(12)	101,025	64,435	Less than 1%
Westcliff Long/Short, LP (6)	128,020(13)	68,790	59,230	Less than 1%
Westcliff Master Fund, LP(6)	91,000(14)	59,370	31,630	Less than 1%
Westcliff Partners, LP(6)	52,090(15)	28,215	23,875	Less than 1%
Westcliff Venture Fund, LP(6)	57,985(16)	29,655	28,330	Less than 1%
Marshall G. Berol	16,608(17)	7,500	9,108	Less than 1%
Cranshire Capital LP(18)	1,565,614(19)	1,511,030	54,584	Less than 1%
Freestone Advantage Partners, LP(20)	33,090	33,090	Nil	0
Harvest Small Cap Partners Master, Ltd. (21)	511,035	511,035	Nil	0
Harvest Small Cap Partners, LP(22)	591,906	591,906	Nil	0
Everest Wealth Management AG(23)	1,001,550	1,001,550	Nil	0
Geiger Counter Limited(24)	1,140,690(25)	661,764	478,926	Less than 1%
Banque Privee Edmond de Rothschild Europe-Societe Anonyme (26)	922,500	922,500	Nil	0
Interward Capital Corporation(27)	645,000	645,000	Nil	0
Rockhaven Holdings Ltd. (28)	247,500	247,500	Nil	0
First Canadian Insurance(29)	45,000	45,000	Nil	0
Millennium Insurance Corp. (30)	15,000	15,000	Nil	0
Nanocap Fund, L.P. (31)	140,691	140,691	Nil	0
Orphan Fund L.P.(32)	521,073	521,073	Nil	0
Northern Trust Co.(33)	139,506(34)	110,295	29,211	Less than 1%
AQR Absolute Return Master Account, L.P.(35)	46,260	46,260	Nil	0
CNH Diversified Opportunities Master Account, L.P.(36)	72,783	72,783	Nil	0
AQR Funds - AQR Diversified Arbitrage Fund(37)	956,718	956,718	Nil	0
AQR Delta Sapphire Fund, L.P. (38)	111,969	111,969	Nil	0
Advanced Series Trust - AST Academic Strategies Portfolio(39)	112,802	112,802	Nil	0
AQR Opportunities Premium Offshore Fund, L.P.(40)	119,435	119,435	Nil	0
AQR DELTA Master Account, L.P.(41)	785,919	785,919	Nil	0

Name of Selling Securityholder	Number of shares owned prior to this offering(1)	Number of shares being offered(2)	Number of shares to be owned upon completion of this offering(3)	Percent owned upon completion of this offering(3)(4)
The Natural Resources Fund(42)	295,340(43)	211,500	83,840	Less than 1%
The World Markets Umbrella Fund - The Natural Resource Fund(44)	13,500	13,500	Nil	0
Encompass Fund(45)	73,615(46)	33,000	40,615	Less than 1%
IFM Independent Fund Management AG as Trustee of FS Gold & Silver Reserve Fund(47)	132,300	132,300	Nil	0
Vareta Foundation(48)	96,000	96,000	Nil	0
JNL/BlackRock Commodity Securities, by BlackRock Investment Management, LLC, its Sub-Advisor(49)	548,603	548,603	Nil	0
Thrivent Partners Natural Resources, by BlackRock Investment Management, LLC, its Sub-Advisor(50)	33,891	33,891	Nil	0
BlackRock Natural Resources Trust(51)	741,036	741,036	Nil	0
Hansen Investments Ltd. (52)	22,058	22,058	Nil	0
Total	13,231,015		1,064,043	1.5%

(1)     Beneficial ownership calculation under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)     The "Number of shares being offered" for each Selling Securityholder consists of the shares which are being registered pursuant to the registration statement of which this prospectus forms apart, that is, the 8,111,313 shares issued and the additional 4,055,659 shares issuable upon exercise of warrants issued in the Company's October 2010 Private Placement.

(3)     Assumes that the Selling Securityholders sell all of the shares which are being registered under the registration statement of which this prospectus forms a part.

(4)     Based on 69,483,237 shares of our common stock issued and outstanding as of November 19, 2010.

(5)     Richard Bray, Director of Valiance Special Opportunities Co. Investment Fund Limited, has discretionary voting and investment authority over these shares.

(6)     Ashdon Select Managers, Chrysler LLC Master Retirement Trust, Westcliff Aggressive Growth, LP, Westcliff Energy Partners, LP, Westcliff Foundation, Westcliff Fund, LP, Westcliff Long/Short, LP, Westcliff Master Fund, LP, Westcliff Partners, LP, Westcliff Partners, LP, and Westcliff Venture Fund, LP, are investment limited partnerships and other clients of which Westcliff Capital Management, LLC ("Westcliff"), is the general partner and/or investment adviser. Richard S. Spencer, as managing member of Westcliff, has discretionary authority to purchase, vote and dispose of the securities on behalf of its clients. Westcliff and Mr. Spencer disclaim beneficial ownership as to such securities except to the extent of their respective pecuniary interests therein.

(7)     In addition to the shares being offered hereunder, this figure includes (i) 5,610 shares and (ii) 5,350 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(8)     In addition to the shares being offered hereunder, this figure includes (i) 53,516 shares and (ii) 62,248 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(9)     In addition to the shares being offered hereunder, this figure includes (i) 8,480 shares and (ii) 12,105 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(10)   In addition to the shares being offered hereunder, this figure includes (i) 5,140 shares and (ii) 5,595 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(11)   In addition to the shares being offered hereunder, this figure includes (i) 670 shares and (ii) 1,545 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(12)   In addition to the shares being offered hereunder, this figure includes (i) 29,860 shares and (ii) 34,575 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(13)   In addition to the shares being offered hereunder, this figure includes (i) 28,220 shares and (ii) 31,010 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(14)   In addition to the shares being offered hereunder, this figure includes (i) 12,330 shares and (ii) 19,300 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(15)   In addition to the shares being offered hereunder, this figure includes (i) 9,640 shares and (ii) 14,235 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(16)   In addition to the shares being offered hereunder, this figure includes (i) 7,980 shares and (ii) 20,350 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(17)   In addition to the shares being offered hereunder, this figure includes (i) 6,000 shares, (ii) 3,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011 and (iii) 108 shares issuable upon the exercise of warrants exercisable at $3.10 per share until March 1, 2012. See also footnote 45.

(18)   Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, L.P. ("Cranshire") and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin ("Mr. Kopin"), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(19)   In addition to the shares being offered hereunder, this figure includes (i) 52,084 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011 and (ii) 2,500 shares issuable upon the exercise of warrants exercisable at $3.10 per share until March 1, 2012.

(20)   Downsview Capital, Inc. ("Downsview") is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin ("Mr. Kopin"), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.

(21)   Jeffrey B. Osher has discretionary voting and investment authority over these shares held by Harvest Small Cap Partners Master, Ltd.

(22)   Jeffrey B. Osher has discretionary voting and investment authority over these shares held by Harvest Small Cap Partners, LP.

(23)   Yves Ackerman, the Head of Institutional and Private Clients for Everest Wealth Management AG, has discretionary voting and investment authority over these shares.

(24)   John Wong, from CQS Asset Management Limited, is the senior Portfolio Manager of Geiger Counter Limited and has discretionary voting and investment authority over these shares.

(25)   In addition to the shares being offered hereunder, this figure includes 478,926 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(26)   Banque Privee Edmond de Rothschild Europe-Societe Anonyme has discretionary voting and investment authority over these shares.

(27)   Andrew Best, Managing Director of Interward Capital Corporation, has discretionary voting and investment authority over these shares.

(28)   Kim Ward, Director of Rockhaven Holdings Ltd., has discretionary voting and investment authority over these shares.

(29)   Jennifer Rush, Portfolio Manager of First Canadian Insurance, has discretionary voting and investment authority over these shares.

(30)   Jennifer Rush, Portfolio Manager of Millennium Insurance Corp., has discretionary voting and investment authority over these shares.

(31)   Stephens Investment Management, LLC, or SIM, serves as general partner and investment manager for Nanocap Fund L.P.  SIM and Paul Stephens, Brad Stephens and Bart Stephens, as managing members and owners of SIM, may be deemed to beneficially own the securities owned by Nanocap Fund L.P., insofar as they may be deemed  to have the power to direct the voting or disposition of such securities. Each of SIM and Messrs. Stephens disclaim beneficial ownership as to such securities, except to the extent of its or his pecuniary interest therein.

(32)   Stephens Investment Management, LLC, or SIM, serves as general partner and investment manager for Orphan Fund L.P.  SIM and Paul Stephens, Brad Stephens and Bart Stephens, as managing members and owners of SIM, may be deemed to beneficially own the securities owned by Orphan Fund L.P., insofar as they may be deemed  to have the power to direct the voting or disposition of such securities. Each of SIM and Messrs. Stephens disclaim beneficial ownership as to such securities, except to the extent of its or his pecuniary interest therein.

(33)   Derek Pound of Jupiter Asset Management Limited has discretionary voting and investment authority over these shares which are held through the custody of Northern Trust Co.

(34)   In addition to the shares being offered hereunder, this figure includes 29,211 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011.

(35)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of AQR Absolute Return Master Account, L.P., has discretionary voting and investment authority over these shares.

(36)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of CNH Diversified Opportunities Master Account, L.P., has discretionary voting and investment authority over these shares.

(37)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of AQR Funds - AQR Diversified Arbitrage Fund, has discretionary voting and investment authority over these shares.

(38)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of AQR Delta Sapphire Fund, L.P., has discretionary voting and investment authority over these shares.

(39)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of Advanced Series Trust - AST Academic Strategies Portfolio, has discretionary voting and investment authority over these shares.

(40)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of AQR Opportunities Premium Offshore Fund, L.P., has discretionary voting and investment authority over these shares.

(41)   Todd Pulvino, Principal of CNH Partners, LLC, the Advisor of AQR DELTA Master Account, L.P., has discretionary voting and investment authority over these shares.

(42)   Martin Garzaron, Portfolio Manager of The Natural Resources Fund, has discretionary voting and investment authority over these shares.

(43)   In addition to the shares being offered hereunder, this figure includes (i) 80,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011 and (ii) 3,840 shares issuable upon the exercise of warrants exercisable at $3.10 per share until March 1, 2012.

(44)   Martin Garzaron, Portfolio Manager of The World Markets Umbrella Fund - The Natural Resource Fund, has discretionary voting and investment authority over these shares.

(45)   Malcolm H. Gissen, as President of Malcolm H. Gissen & Associates Inc., portfolio manager on behalf of Encompass Fund, and Marshall G. Berol have discretionary voting and investment authority over these shares.

(46)   In addition to the shares being offered hereunder, this figure includes (i) 30,000 shares, (ii) 10,000 shares issuable upon the exercise of warrants exercisable at $3.10 per share until June 26, 2011, (iii) 375 shares issuable upon the exercise of warrants exercisable at $4.25 per share until March 1, 2012 and (iv) 240 shares issuable upon the exercise of warrants exercisable at $3.10 per share until March 1, 2012.

(47)   Yves Ackerman, the Head of Institutional and Private Clients for Everest Wealth Management AG, the fund manager of IFM Independent Fund Management AG as Trustee of FS Gold & Silver Reserve Fund, has discretionary voting and investment authority over these shares.

(48)   Hans Howald, as Agent of Vareta Foundation, has discretionary voting and investment authority over these shares.

(49)   BlackRock Inc., as parent holding company of BlackRock Investment Management, LLC as Sub-Advisor to JNL/BlackRock Commodity Securities, has discretionary voting and investment authority over these shares.

(50)   BlackRock Inc., as parent holding company of BlackRock Investment Management, LLC as Sub-Advisor to Thrivent Partners Natural Resources, has discretionary voting and investment authority over these shares.

(51)   BlackRock Inc., as parent holding company of BlackRock Investment Management, LLC as Sub-Advisor to BlackRock Natural Resources Trust, has discretionary voting and investment authority over these shares.

(52)   Sacha Grut, the sole director and shareholder of Hansen Investments Ltd., has discretionary voting and investment authority over these shares.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Securityholders may offer and sell the shares covered by this prospectus at various times. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The Selling Securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on the NYSE Amex Equities Exchange, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  through options, swaps or derivative;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The Selling Securityholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Securityholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Securityholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Securityholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to commissions or receive from commissions the purchasers of shares as described above.

If our Selling Securityholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the Selling Securityholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. The Selling Securityholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 750,000,000 shares of common stock with a par value of $0.001 per share. As of November 19, 2010, there were 69,483,237 shares of our common stock issued and outstanding.

Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share rateably in all net assets available for distribution to common stockholders after payment to secured convertible promissory note holders and creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine. In the event of a merger or consolidation all holders of common stock will be entitled to receive the same per share consideration.

An aggregate of 4,055,659 shares of our common stock issuable upon exercise of outstanding warrants to acquire shares of our common stock by the Selling Securityholders are offered by this prospectus as described herein. The purchase price and number of shares to be issued upon exercise of the warrants is subject to adjustment in certain cases, including, among others, in the event of a share reorganization, capital reorganization or other related transaction.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Lang Michener LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The consolidated financial statements for the years ended July 31, 2010 and 2009 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Ernst & Young LLP, Chartered Accountants ("Ernst & Young"), an independent registered public accounting firm, as stated in their reports dated October 12, 2010. The reports of Ernst & Young, which are incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended July 31, 2010, and the consolidated financial statements for the year ended July 31, 2010, have been so incorporated in reliance upon such reports given upon on the authority of such firm as an expert in auditing and accounting.

The combined financial statements of the operations to be acquired by Uranium Energy Corp. (collectively the "Texas Operations") as at December 31, 2008 and 2007 and for the years then ended, incorporated in this Prospectus by reference from the Current Report on Amendment No. 2 to Form 8-K of the Company filed with the SEC on November 22, 2010 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

  Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed October 14, 2010;

  Current Report on Form 8-K filed with the SEC on October 29, 2010;

  Current Report on Form 8-K/A (Amendment No. 2), filed with the SEC on November 22, 2010, including the combined financial statements of the Texas Operations (acquired by Uranium Energy Corp. on December 18, 2009) for the nine months ended September 30, 2009 (unaudited) and years ended December 31, 2008 and December 31, 2007;

  Current Report on Form 8-K filed with the SEC on November 22, 2010, including the pro forma financial statements of Uranium Energy Corp. for the year ended July 31, 2010;

  The description of our common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company's 10-KSB for the Company's year ended December 31, 2005, as filed with the SEC on April 13, 2009, which describes the Company's forward stock split of 1.5-for-one of the Company's total issued and outstanding stock and authorized share capital, effective February 28, 2009, which increased the Company's authorized share capital to 750,000,000 shares of common stock.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering shall be deemed to be incorporated by reference into the prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information, at no cost to the requester, upon written or oral request at the following address or telephone number: Uranium Energy Corp., 500 North Shoreline, Suite 800N, Corpus Christi, Texas 78471; telephone number (361) 888-8235.

We file annual and quarterly reports, current reports on Form 8-K and proxy statements with the SEC.  The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

URANIUM ENERGY CORP.

12,166,972 Shares of Common Stock

PROSPECTUS

December 9, 2010

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

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